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                                                                    EXHIBIT 8(o)

                   [USA ADMINISTRATION SERVICES, INC. LOGO]

                      THIRD PARTY ADMINISTRATION AGREEMENT

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         THIS AGREEMENT ("Agreement") made as of this 25th day of November,
1997 by and between Bankers Life Insurance Company (Client), a New York Corporation, and USA Administration Services, Inc. (USA), a Kansas Corporation.

         WHEREAS, Client is or will be in the business of issuing and underwriting life insurance and/or annuity products; and

         WHEREAS, USA has developed an administration capability to provide for the administrative support and servicing of life insurance and annuity products, which includes administrative processes, administrative support personnel, software, data processing equipment, and other services ("Administration Functions");

         WHEREAS, Client desires to appoint USA as its Third Party Administrator in connection with the specific life insurance and/or annuity products identified in Schedule A ("Contract" or "Contracts"), and USA desires to provide such services and necessary facilities, equipment, and personnel to perform those Third Party Administrator functions set forth in Schedule B;

         NOW, THEREFORE, in consideration of the mutually acceptable terms of this Agreement, the parties agree as follows:


Article 1        Appointment as Agent to Provide Services.

         1.01 Subject to the terms and conditions set forth in this Agreement, Client hereby appoints and retains USA, and USA hereby agrees to act as Client's agent to provide the services, functions and procedures described in Schedule B (such services are described collectively hereinafter as "Services").

         1.02 Additional services may be added to this Agreement as Services by a written amendment to Schedule B. USA, however, has sole discretion to permit any such amendments to Schedule B. Client shall be responsible for any additional costs resulting from implementing any requested amendments to Schedule B. Such costs will be mutually agreed to, in writing, by the parties.





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Article 2        Services; and Performance Standards.

         2.01 USA shall perform the Services provided for in Schedule B in accordance with performance standards set forth in Schedule B or incorporated by reference therein ("Performance Standards"). Whenever Client has not established a standard, USA agrees to follow generally accepted customs and standards accepted in the insurance industry performing such services.

         2.02 If at any time USA's performance of Services is not in compliance with the Performance Standards, USA shall use its best efforts to take necessary curative actions to bring its performance into compliance within thirty (30) days of Client giving USA written notice of USA's non-compliance.

         2.03 When Client determines that either the Services or Performance Standards needs modification in response to any Federal or state law or regulation, it shall inform USA of the change in such law or regulation, and the parties shall seek to come to a mutually agreeable modification of this Agreement in response to same. Client shall be responsible for any increased costs associated with such modification. Such costs will be mutually agreed to, in writing, by the parties.

         2.04 USA shall have the right, at any time, and from time to time, to alter and modify the Administration Functions and any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alteration or modification that materially adversely affects the Services Client receives under this Agreement will be implemented without USA first obtaining Client's prior written consent, which shall not be unreasonably withheld. "Materially" means, without limitation, any departure or deviation from (a) the Performance Standards set forth in Schedule B or the standards set forth in this Agreement or (b) any applicable laws, rules and regulations.

         2.05 If Client requests that USA design and implement an enhancement to accommodate either one or more special features peculiar to Client's Contracts, or, if Client requests any other changes, then USA shall investigate the feasibility, time and cost for such enhancements or changes. Any enhancement or change specific to Client's needs shall be designed and implemented only after a written agreement to do so is reached between USA and Client. Client will be responsible, in such cases, for any additional costs associated with such an enhancement. Such costs will be mutually agreed to, in writing, by the parties.

         2.06 USA will make its standard operating reports available to Client at no additional expense. If Client requests modification to USA's standard reports, or requests other customized reports beyond the scope of the standard reports, Client and USA must mutually agree on their format and content. Client shall be responsible for any increased cost associated with such modified or customized reports, if any. Such costs will be mutually agreed to, in writing, by the parties.





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Article 3        Fees and Expenses.

         3.01 In consideration of the Services to be performed by USA pursuant to this Agreement, Client shall pay USA the fees and expenses described on Schedule C. Such amount shall be due upon receipt of USA's billing statement. The fees contained in the billing will be for past services.

USA shall not be entitled to compensation or other payments except as expressly set forth on Schedule C unless such compensation or payments are agreed to in writing between USA and Client. All fees and expenses are payable in United States Dollars, unless otherwise specified by USA.

         3.02 Client shall also reimburse USA for all reasonable out-of-pocket expenses incurred in its performance of this Agreement, as described on Schedule C. Any such excpenses shall be subject to the prior consent of the Client, and if over $2,000 prior written consent.

         3.03 USA may impose a late payment charge of 1.5 percent per month, or the highest rate permitted by law, whichever is lower, on balances due under this Agreement but unpaid for over thirty (30) days. Client may, however withhold amounts which are due under this Agreement and in good faith disputed, and not have such amounts subject to USA's late payment charge, provided that:
(A) Client provides USA with written notice describing its dispute with USA before the payment is due; (B) the parties use their best effort to resolve the dispute within ninety (90) days after Client's notice; and (C) in the event the dispute is not resolved within ninety (90) days, disputed amounts would be respolved by arbitration.

         3.04 Client shall pay or reimburse USA for all Federal, state and local sales, excise, use and/or similar taxes based on payments to be made hereunder, (excluding, however, any tax on USA's income) unless Client has provided USA with evidence reasonably satisfactory to USA that such payments are exempt from any such taxes.

         3.05 On each anniversary date of this Agreement's effective date, USA may increase the charges identified on Schedule C by a rate equal to the percentage increase from the preceeding year in the United States Department of Labor Consumer Price Index -- All Urban Consumers (1982-84 = 100).


Article 4        Allocation of Responsibilities Between Client and USA.

         4.01 Notwithstanding any other provision of this Agreement, Client retains sole legal responsibility and authority for the Services provided to its Contract holders and agents. USA has no responsibility or liability under the Contracts and, accordingly, may not modify or cause to be modified any term or condition of the Contract or waive any term or condition thereof. The Contracts are solely the liability of Client, are solely underwritten by Client, and USA shall not provide or be responsible for any underwriting services for the





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Contracts, the Contracts' sales and/or marketing, and/or the Contracts'
separate accounts, where applicable.

         4.02 Client shall, on a timely basis, provide USA with current, final forms of its contracts, prospectuses and applications, and the names and states of license of all insurance and/or broker-dealer agents and representatives authorized to sell the Contracts.

         4.03 Client shall, on a timely basis, provide USA with information it needs to carry out the Services it is to provide under this Agreement.

         4.04 Client shall solely be responsible for interpreting the language of the Contracts' provisions (including benefits), and determining the rates, (premium, interest, etc.) product pricing, claims evaluation and payment procedures applicable to the Contracts. Client must provide USA in a timely fashion with its written rules, procedures and documentation pertaining to the servicing of the Contracts.

Further, if Client modifies or amends such rules, procedures and documentation, USA will not be obligated to implement any such modification or amendment until mutually agreeable terms of a corresponding modification or amendment of the Services have been reached between Client and USA.

         4.05 USA shall use only such advertising pertaining to the Contracts that has been approved in writing by Client in advance of its use.

         4.06 USA will promptly notify Client in writing if it receives written notice of any lawsuit, regulatory complaint or demand by any other third party which may materially affect Client. In the event any Contract holder notifies or complains to USA that his or her claim has been wrongfully or improperly denied/handled or has any other complaint or problem regarding his or her Contract, USA shall notify such Contract holderthat he or she has the right to submit a request for review to Client of his or her complaint or problem.


Article 5        Banking Arrangements.

         5.01 The payment to USA of any premiums or charges for the Contracts by or on behalf of a Contract holder shall be deemed to have been received by Client, and the payment of return premiums or claim payments forwarded by Client to USA shall not be deemed to have been paid to a Contract holder or claimant until such payments are received by the Contract holder or claimant.

         5.02 Banking arrangements will be established upon the mutual written agreement of Client and USA. In all cases, Client will be the sole owner and solely responsible for establishing and maintaining such bank account(s) which will be in Client's name. In the event that USA collects premiums, or disburses funds on behalf of Client, such premiums or disbursements will be completed by USA in a fiduciary capacity. USA shall comply with all applicable Federal and State regulations. For all deposits, USA will immediately (an in no event longer than twenty-four (24) hours) make such deposits of





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premiums.  Client shall require the bank in which Client's bank account(s) are maintained to send all original account statements to Client, clearly reporting all deposits and withdrawals.

USA shall receive copies of the account statements for reconciliation purposes, and upon Client's request, promptly furnish Client with copies of all such bank records pertaining the deposits and withdrawals it made to Client's bank account(s) on behalf of Client. Reconciliation should be completed by USA within a reasonable time from receipt of account statements from Client. Any problems with such reconciliation should be promptly reported to Client and the bank where the account is located.


Article 6        USA's Representations, Warranties and Covenants.

USA represents and warrants to Client that:

         6.01 USA is a corporation duly organized and existing in good standing under the laws of the State of Kansas.

         6.02 USA has the power and authority under the laws of the State of Kansas and under its charter and by-laws to enter into and perform the Services contemplated in this Agreement.

         6.03 All requisite corporate and other acts or proceedings required to be taken to authorize the execution, delivery and performance of this Agreement have been taken.

         6.04 USA is a licensed Third Party Administrator in each state where said license is required of USA for the Services performed under this Agreement and USA shall maintain all licenses required by and comply with applicable state laws, rules and regulations.

         6.05 USA has and will continue to have and maintain the necessary facilities to perform Services under this Agreement.

         6.06 Whenever required by a state, USA shall maintain a deposit or a bond in favor of such state to be held in trust for the benefit and protection of that state's Contract holders and insurers whose monies USA handles. In addition, USA shall comply with any other bond and insurance requirements of applicable state law.

         6.07 USA is covered under a fidelity/crime bond, with a limit of at least $1 million. Such a bond, or its replacement, covers USA from damages resulting from any acts or occurrences covered under said bond. USA is also covered under a Professional Liability Policy, or its replacement, with a limit of at least $1 million for damages resulting from any acts, errors or omissions in the performance of professional services.





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Article 7        Client's Representations, Warranties and Covenants.

Client represents and warrants to USA that:

         7.01 Client is a corporation duly organized and existing in good standing under the laws of New York.

         7.02 Client is qualified and licensed to carry on its business in those jurisdictions in which it transacts business and is required to be qualified or licensed.

         7.03 Client has the power and authority under law and under its charter and by-laws to enter into and perform its obligations under this Agreement.

         7.04 All requisite corporate and other acts or proceedings required to be taken to authorize the execution, delivery and performance of this Agreement have been taken.

         7.05 All of the prospectuses, contracts and other forms provided or required by Client shall have been approved by all required regulatory agencies and are or shall be in compliance with all applicable Federal, state, and local laws and regulations.

         7.06 Client has and will continue to comply with all laws with respect to the Contracts and it has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of the Contracts.

         7.07 Client shall fulfill all of its lawful obligations with respect to the Contracts, regardless of any dispute between Client and USA.


Article 8        Confidentiality

         8.01 Client acknowledges that USA has sole ownership or other proprietary rights in and to the Administration Functions, and that the Administration Functions constitute USA's confidential material and trade secrets.

         8.02 Except as is necessary for USA's administration of the Contracts or as required by law, Client agrees to maintain the confidentiality of, and not disclose to any third party (excluding independent auditors, regulatory examiners and legal counsel), the Administration Functions, or any other information about USA's internal affairs, business plans, and business practices. Client further agrees not to use any such information regarding the Administration Functions, or any information about USA's internal affairs, business plans and business practices in competition with USA. If Client is ordered by a court of competent jurisdiction to disclose Client or USA's confidential information, or it is served with or otherwise becomes aware of a motion or similar request (including, but not limited to depositions, interrogatories, requests for documents, subpoenas, or civil investigative demands) that such an order be issued, Client shall not be liable for disclosure of such confidential information required by such order if Client promptly notifies USA in writing of such order.





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This notification is to permit USA to seek a protective order or take other appropriate action at USA's cost. Client will also cooperate in USA's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded USA's confidential information.

If, in the absence of a protective order, Client is, in the written opinion of Client's counsel addressed to USA, compelled as a matter of law to disclose USA's confidential information, Client may disclose to the party compelling disclosure only the part of USA's confidential information as is required by law to be disclosed (in which case, prior to such disclosure, Client will advise and consult with USA and its counsel as to such disclosure and the nature and wording of such disclosure) and Client will use its best efforts to obtain confidential treatment therefor.

         8.03 USA either owns the software or has licensed to use the software which supports the Services it will provide under this Agreement. USA shall be the owner and shall have the right to all copyrights, patents, and other similar protection that flow from the work product that results from any programming services USA performs for Client, including, but not limited to, program code, documentation, specifications, logic, and design.

         8.04 USA shall hold the software source code for the software component of the Administration Functions in escrow with Transamerica Reinsurance (TARe), assign TARe as escrow agent, and TARe shall make such source code available to Client at no charge under a license agreement in the event that USA files for bankruptcy or ceases to engage in the business of providing Third Party Administration services.


Article 9        Books, Records, Data and Audits.

         9.01 USA shall establish and maintain procedures for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books and files related to the Contracts (excluding the Administration Functions), and all transactions between USA, Client and Client's Contract holders and agents (collectively, "Client's Books and Records"). USA shall maintain Client's Books and Records in an accessible and usable form to Client, and place for the duration of this Agreement and seven years thereafter, according to industry standards reasonably applied and as required by applicable law, including but not limited to Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended.

         9.02 USA shall maintain the records and other data pertaining to the Contracts at all times in order to provide back-up recordkeeping. USA shall maintain backup computer tape files on a daily basis stored in an off-site location.

         9.03 Upon reasonable notice to USA, Client and any applicable insurance or securities regulator shall have full and free access, during ordinary business hours, to Client's Books and Records, which shall be in a usable form. Client and the applicable insurance or securities regulator shall keep confidential USA's confidential information or





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trade secrets (as described in Article 8) contained in Client's Books and
Records.

         9.04 Upon reasonable notice to USA, Client or its duly authorized independent auditors have the right under this Agreement to perform on-site audits of Client's Book and Records directly pertaining to the Contracts, and the Services performed under this Agreement, and to interview management personnel involved in performing the services of USA in this Agreement, and to review systtems of internal control. Such audits shall take place in accordance with reasonable procedures, as defined by generally accepted auditing practices. Client shall reimburse USA for any unreasonable costs and expenses (including personnel time and materials) incurred in connection with such audits.

         9.05 It is expressly understood and agreed that Client's Books and Records are Client's sole property, and that such property shall be held by USA as an agent, during the term of this Agreement. All information furnished by Client or its Contract holders to USA hereunder (including Client's Books and Records, data, information, financial information and information about its internal affairs, business plans and business practices) is confidential (the "Client Confidential Information") and USA shall not disclose such information, directly or indirectly, to any third party except to the extent that USA is required by law to make such disclosure, is required to perform the Services, or as authorized in writing by Client. If USA is requested to disclose ant Client confidential information, USA will promptly notify Client to permit Client to seek a protective order or take other papropriate action at Client's sole cost. USA will also coopoerate in Client's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Client confidential information. If, in the absence of a protective order, USA is, in the written opinion of USA's counsel addr4essed to Client, compelled as a matter of law to disclose the client confidential information, USA may disclose to the party compelling disclosure only the aprt of the Client confidential infoprmation as is required by law to be disclosed (in which case, prior to such disclosure, USA will advise and consult with Client and its counsel as to such disclosure and the nature and wording of such disclosure) and USA will use its best efforts to obtain confidential treatment thereof.

         9.06 Each party shall promptly notify the other of any demand or request by any court, Federal, state, local or provincial government agency or other regulatory body to examine or audit the Contracts serviced under this Agreement.


Article 10       Delivery of Materials to Covered Individuals.

         10.01 Any policies, certificates, booklets, termination notices or other written communications delivered by Client to USA for delivery to Contract holders will be promptly delivered by USA after receipt by USA of Client's delivery instructions.


Article 11       Trademarks.

         11.01 Neither USA nor Client shall use trademarks or service marks without the prior written consent of the owners.





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Article 12       Limitation of Liability/Warranty of Fitness.

         12.01 In the event a malfunction of any computer software or equipment which supports the Administration Functions causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, USA shall at its expense correct and reprocess such records, provided that either: (A) Client shall promptly notify USA in writing of such error or mistake; or (B) the Contract holder shall promptly notify USA or Client of such error or mistake. USA may, prior to its correction or reprocessing, in its discretion, require Client's written instructions regarding such error or mistake.

         12.02 In the case of any breach by USA related to this Agreement or any transaction under this Agreement, regardless of the basis of the claim, USA will only be liable for:

         A. Bodily injury (including death) and damage to real property and tangible personal property; and

         B. The amount of actual loss or damage suffered by Client, limited to the aggregate of the fees Client paid to USA under this Agreement during the eight months immediately preceding the occurrence of the claim, whichever is less.

         12.03 Notwithstanding anything to the contrary herein, USA shall not be responsible for, and Client shall indemnify and hold USA harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments, and liability which may be asserted against USA or for which it may be held liable, arising out of or attributable to:

         A. Any action taken by USA in good faith and with due diligence in compliance with the terms of this Agreement;

         B.      Client's failure to:

                 (1)comply with Federal, state or local laws or regulations with respect to the offering and/or sale of the Contracts or the records maintained;

                 (2)use and employ the Administration Functions and its facilities in accordance with the procedures as set forth and described in the reference manuals;

                 (3)utilize USA's control procedures as set forth and described in the reference manuals; or

                 (4)verify promptly reports received through use of the Administration Functions.

         C. Client's refusal or failure to comply with the terms of this Agreement, or, which arise out of Client's action or willful misconduct, or, which arise out of Client's breach of any representation or warranty hereunder;

         D. Client's errors and mistakes in the use of the Administration Functions, and its facilities and control procedures;

         E.      Third party claims against Client for loss or damage; or





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         F.      USA's reliance on or use of information, data, records and documents received from Client, its custodian or other agents in performing the Services.

         12.04 Notwithstanding anything to the contrary herein, Client shall not be responsible for, and USA shall indemnify and hold Client harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments, and liability which may be asserted against Client or for which it may be held liable, arising out of or attributable to:

         A. Any action taken by Client in good faith and with due diligence in compliance with the term of this Agreement;

         B. USA's refusal or failure to comply with the terms of this Agreement, or, which arise out of USA's action or willful misconduct, or, which arise out of USA's breach of any representations or warranty hereunder;

         C. USA's errors and mistakes in the use of the Administration Functions, and its facilities and control procedures; or

         D.      Third party claims against USA for loss or damage.

         12.05 In no event shall USA be liable to Client under any provision of this Agreement for exemplary, special, punitive or consequential damages.

         12.06 No action, regardless of its form, may be brought more than three (3) years after the cause of action has accrued.


Article 13       Dispute Resolution.

         13.01 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by Client and USA by means of arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be final and binding upon the parties and may be entered and enforced as a judgment in any court having jurisdiction thereof. Notwithstanding the foregoing, Client agrees that the provisions of Article 8 or 13 herein may be enforced by temporary or permanent injunction, without the necessity of a bond. Such injunctive relief shall be in addition to and not in place of any other remedy provided in this Agreement.


Article 14       Term and Termination.

         14.01 The effective date of this Agreement is the date first written above, unless otherwise agreed to by the parties.


         14.02 Subject to termination as provided herein, this Agreement shall remain in force and effect for a period of four years from its effective date.





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         14.03   This Agreement is renewable at terms that will be negotiated no later than one hundred eighty (180) days prior to the termination of this Agreement, otherwise this Agreement will terminate pursuant to its terms.

         14.04 This Agreement may be terminated by Client with written notice to USA one hundred eighty (180) days prior to the desired termination date. In the event of such notice of termination, the Agreement shall terminate no earlier than the one hundred eightieth day following receipt of such notice. Client may execute a standard perpetual License Agreement and pay USA a license fee.

In consideration for early termination, if Client does not execute a standard License Agreement, then Client agrees to pay USA the monthly fee of $2,000 for the number of months remaining in the initial term of this Agreement.

         14.05 If Client materially breaches this Agreement or fails to pay fees and expenses hereunder, USA may give Client written notice of its breach of this Agreement, and if such breach shall not have been remedied within sixty
(60) days after such written notice is given, USA may then terminate this Agreement by giving Client thirty (30) days written notice of such intention to terminate this Agreement.

         14.06 If USA fails to comply with the material obligations and Performance Standards contained in this Agreement, Client shall notify USA in writing of such failure. "Material" means, without limitation, any departure or deviation from (a) the Performance Standards set forth in Schedule B or the standards set forth in this Agreement or (b) any applicable laws, rules and regulations. If USA has not corrected such failure within a time frame set reasonably by Client in writing, but in no event less than thirty (30) days, Client may then immediately terminate this Agreement without prejudice to of any of Client's rights or remedies against USA for breach of this Agreement. Following such termination, Client may, at its option, enter into a license agreement and pay USA a one time license fee, or transition, at Client's expense, the administration of Client's Contracts to its own systems and facilities or to another third party administrator.

         14.07 During the period between the delivery of the notice of termination and the effective date of termination, this Agreement shall remain in effect and the parties shall continue to operate in accordance with the terms of this Agreement except as the parties may otherwise agree in writing.

         14.08   If USA elects to terminate this Agreement pursuant to section
14.05 and for other than the nonpayment of fees and expenses, and, if Client shall so request in writing, USA shall continue to provide Services under this Agreement to Client for a period of four (4) months following such termination, with such Services to be provided in accordance with the terms of this Agreement and at 133 percent of the fees in effect for the term immediately preceding such four (4) month period.

         14.09 In the event that this Agreement is terminated, USA agrees that, in order to assist in providing uninterrupted Services to Client, it shall offer Client reasonable assistance to Client in converting Client's records from the Administration Functions to





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whatever service or system Client selects, subject to Client's payment to USA for such assistance at USA's standard rates and fees in effect at that time.

         14.10 Client shall provide written notice to any state or Federal regulatory agency of any termination or cancellation or any other change in this Agreement as required by any applicable law or regulation.

         14.11 Upon termination of this Agreement, Client will return to USA all documentation and information relating to the Administration Functions and any other similar or related materials (and any copies thereof) confidential to USA. Subject to Articles 8 and 9 hereof, USA will return Client's Books and Records. Notwithstanding the above, any computer hardware, including storage media, upon which Client's data is stored shall remain the sole property of USA. Client agrees to allow USA reasonable access to all such returned records in the event that USA requests such access for any reasonable and legitimate purpose, including as a result of any regulatory request, litigation or any similar necessity.


Article 15       Force Majeure.

         15.01 If USA is unable to perform Services under this Agreement because of strikes, equipment or transmission failure or damage, or other causes beyond its control, e.g. floods, riots, or acts of god, then USA will use its best efforts to assist Client to obtain alternate sources for the Services. USA will not be liable for any interruption in the Services or damages resulting from such causes, but USA shall cooperate with Client to minimize and mitigate the damage, loss of data, delays or errors resulting from an uncontrollable event.


Article 16       Non-Solicitation.

         16.01 Neither USA nor its parent or affiliates shall use Client's Books and Records or other of Client's proprietary information to contact Client's Contract holders or any person with any interest or expectations in the Contracts for the purpose of inducing them to purchase any non-Client product. USA shall not sell or disclose in any manner (except to provide Services under this Agreement) a list, partial or complete, of the applicants for Contracts or Client's Contract holders or persons with any interest or expectation in any Contract.


Article 17       Notices and Requests.

         17.01 All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed given as of the day deposited in the U.S. mails, postage pre-paid, certified or registered, return receipt requested, and addressed as follows:





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
         If to USA:               USA Administration Services, Inc.,
                                  12900 Metcalf, #200, Overland Park, Kansas 66213
                                  Attn: J. Peter Donlon


         If to Client:            Bankers Life Insurance Company
                                  65 Froehlich Farm Blvd.
                                  Woodbury, NY    11797
                                  Attn: Steve Shorrock


or to such other address(es) as the party to receive the notice or request so designated by written notice to the other party.


Article 18       Insolvency.

         18.01 It is expressly agreed by the parties that in the event either USA or Client becomes insolvent or otherwise admits in writing its inability to pay its debts when they become due, becomes bankrupt, seeks protection under any law for the protection of insolvents, or has a receiver or conservator appointed for it under any law pertaining to insolvency, that such event in and of itself shall be deemed to be a material breach of this Agreement and that the other party's obligation to perform or its right to receive the benefits of this Agreement is terminated.


Article 19       Governing Laws.

         19.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without regard to conflicts of law principles.


Article 20       Enforceability.

         20.01 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


Article 21       No Waiver.

         21.01 The failure of either party to exercise in any respect any right provided for herein shall not be deemed to be a waiver of such right or of any right hereunder.


Article 22       Assignments.

    22.01 This Agreement and the rights and duties hereunder shall not be assignable by the parties hereto except upon the written consent of the other party, which shall not be unreasonably withheld.

         22.02 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


Article 23       Independent Contractor.

         23.01 Client recognizes USA as an independent contractor. Nothing contained herein shall be construed to create the relationship of employer and employee between Client and USA.

         23.02 USA is neither obliged nor expected to provide Services to Client exclusively. Nothing contained herein shall prevent or restrict USA from acting as a Third Party Administrator or providing any other service for other insurance companies or others, whether or not affiliated with USA, in any jurisdiction with respect to any insurance or annuity product, including products which may be competitive to those of Client.


Article 24       Miscellaneous.

         24.01 The headings in this Agreement are for purposes of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

         24.02 This Agreement may be executed in several counterparts, each of which is an original, but all of which together shall constitute one instrument.

         24.03 All of the Schedules which are referred to in this Agreement shall be part of this Agreement.

         24.04 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter thereof, whether oral or written and this Agreement may not be modified except in a written instrument executed by both of the parties hereto.

         24.05 Each party shall promptly deliver to the other a copy of any preliminary or final examination or audit report with regard to the Contracts serviced or Services provided under this Agreement which is issued by any Federal, state, or local governmental agency within ten (10) days after it receives it.

         24.06 The rights and obligations of the parties set forth in Articles 6, 8, 9, 13 and 14 herein, shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers.



USA ADMINISTRATION SERVICES, INC.


By
  --------------------------------

Name  J. Peter Donlon

Date
    ------------------------------




BANKERS LIFE INSURANCE COMPANY


By
  --------------------------------

Name
    ------------------------------

Date
    ------------------------------

LISTING OF ATTACHED SCHEDULES:


SCHEDULE                          ITEM
A                                 SPECIFIC CONTRACTS
B                                 USA SERVICES AND FUNCTIONS
                                  SMART GUIDE
C                                 FEES

                                   SCHEDULE A

                       USA ADMINISTRATION SERVICES, INC.



The plan(s) included in this Services Agreement is/are:

Bankers Life Visionary Choice variable annuity.





Note:   Draft product specifications follows.

                                   SCHEDULE B

                       USA ADMINISTRATION SERVICES, INC.




SMART Guide of operating practices and performance standards are identical to the completed SMART Guide with IL Annuity and Insurance Company .

                                   SCHEDULE C

                       USA ADMINISTRATION SERVICES, INC.


    Set-up Fee:                     $83,000

(50% due upon contract signing and 50% upon set up completion, but no later than May 1, 1998)

    New Business Fee:               $26
    Monthly Maintenance:            $3.15/contract
    Monthly Minimum:                $0 yr. 1,  $1,000 yr.2, $3,000 thereafter
    Asset Balancing, Pricing, &
      Accounting Fee                $1000/month



Notes:

- Product set up fee includes three standard interfaces to client systems; such as general ledger, valuation and tax reporting. Any additional interfaces will be at an additional cost.

- New business fee is a one-time fee per application to process the application and establish the ongoing record. This fee is charged at the time the application is placed under system control.

- Monthly maintenance fee is an ongoing fee for the maintenance of policy records.

- Monthly minimum is incurred when new business and monthly maintenance fees fall below threshold.

- Asset balancing fee is established with the assumption that there are 20 sub-accounts available with this product.


The above fees include the cost of USA staff, software support, operating expenses (except postage which will be billed as incurred) and computer hardware. Items that are not included are special forms, printing costs, special mailings, client hardware, communication costs, and reasonable travel and living expenses incurred (and approved in writing in advance) by USA personnel on Bankers Life's behalf.